Exhibit 10.4

Department: Corporate Secretary	Name of Policy: 2008 Directors’ Compensation Policy	Department Policy Number: 1
Effective Date: January 1, 2008	Supersedes Revisions: Dated January 2007	Authority to Approve and Amend: Board of Directors
Next Review Date: January 2009	Department Policy Owner: Corporate Secretary

A.	General

1.	The Bank will pay each member of the board of directors a fee for attendance at any official meeting (in person or by telephone) of the board or a committee of the board. An official meeting includes a meeting of any ad hoc committee established by the board for a specific purpose. In addition, the Bank will pay any director representative to the Council of Federal Home Loan Banks (FHLBanks) a fee for attendance at any official meeting of that group. The Bank will not pay a fee for a director’s attendance at any Federal Home Loan Bank System meeting. The fees for attendance at these meetings are outlined below.

2.	The Bank will pay a fee only for a director’s actual attendance and participation at a meeting, unless the director’s absence is due to unanticipated transportation problems encountered while in route to the meeting. Participation by telephone for in-person meetings is discouraged unless necessary to attain a quorum. The Bank will not pay for a director’s participation by telephone for an in-person meeting unless the Chairman approves such participation in writing prior to the meeting. The Bank will not pay a fee for a director’s attendance at meetings other than those described above.

3.	The Bank will not advance the payment of fees to any director.

4.	The Federal Home Loan Bank Act places limits on the amount of compensation payable to any director. In 2008 those limits are:

a) Chairman of the Board	$31,232
b) Vice Chairman of the Board	$24,986
c) Director	$18,739

Once a director has reached his or her statutory limit, the Bank is not permitted to pay additional fees to that director, even if the director attends a meeting at which a fee otherwise would be paid under this policy.

B.	Meeting Fees

1.	Chairman

a)	$2,000 per meeting day of the board when chairing a board meeting

b)	$1,350 per meeting of a committee of the board of which he/she is chairman

c)	$1,150 per meeting of a committee of the board of which he/she is a member

d)	$800 per meeting day of the Council of FHLBanks

e)	$800 per meeting day of the FHLBanks’ Chairs/Vice Chairs

2.	Vice Chairman

a)	$1,800 per meeting day of the board

b)	$1,350 per meeting of a committee of the board of which he/she is chairman

c)	$1,150 per meeting of a committee of the board of which he/she is a member

d)	$2,000 per meeting day of the board when serving as Chairman for the entire meeting

e)	$800 per meeting day of the Council of FHLBanks

f)	$800 per meeting day of the FHLBanks’ Chairs/Vice Chairs

3.	Director (other than Chairman or Vice Chairman)

a)	$1,500 per meeting day of the board

b)	$1,350 per meeting of a committee when serving as committee chairman

c)	$1,150 per meeting of a committee of the board of which he/she is a member

d)	$800 per meeting day of the Council of FHLBanks

e)	$500 for attending new director orientation (new directors only)

C.	Miscellaneous

1.	Fees for Special Meetings Held Telephonically

a)	Chairman; Vice Chairman, if serving as Chairman; or Committee Chairman, if serving as Chairman
$500 per meeting

b)	Director (other than individual Chairman for the telephonic meeting)
$300 per meeting

2.	Travel Expenses

a)	In accordance with the Bank’s normal reimbursement policy, the Bank will reimburse a director’s travel expenses incurred in connection with attendance at any meeting for which the director is paid a fee. Please consult the Bank’s Travel and Entertainment Policy for a more detailed explanation regarding expense reimbursement.

b)	The Bank will reimburse a director’s travel expenses incurred in connection with any other meeting, hearing, ceremony, etc., in which Bank activities are discussed or conducted only if the director attends the meeting at the request of, or with the approval of, the Bank President. The Bank will not pay a fee for a director’s participation in these types of activities.

c)	The Bank normally will not reimburse a director’s travel expenses incurred in connection with attendance at meetings other than those described above. For example, absent prior approval of the Bank President, travel expenses incurred in connection with attendance at any of the following are not reimbursable expenses:

i)	Congressional or regulatory hearings;

ii)	Meetings of trade association committees on the FHLBank System, such as those conducted by the American Bankers’ Association, America’s Community Bankers, or the Independent Community Bankers’ Association; or

iii)	Meetings of more informal groups, such as the Mortgage Roundtable, which monitor FHLBank System activities.

d)	The Bank will pay the transportation and other ordinary travel expenses of one guest of a director to attend a board meeting only as specified in advance by the Bank. It will be the director’s responsibility to pay the transportation and other travel expenses of a guest that accompanies such director to any other board meeting.

e)	A board member may invite a guest to Bank-sponsored board dinners or receptions held in connection with board meetings at the expense of the Bank, so long as such guest otherwise pays his or her own transportation and travel expenses.

f)	The Bank will pay for activities of directors and their guests at board meetings only as specified in advance by the Bank.